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                                                                    Exhibit 12.1



                                                              For the Period
                                          March 24, 1998        Six months
                                             through              ended
                                        December 31, 1998     June 30, 1999
                                        -----------------     -------------

Net Income (loss)                             (1,389)            13,931

Add:
     Interest Expense                         23,478              9,634
     Non Recurring Loss                       18,262
     Trading strategy loss                        58

Less:
     Trading strategy gain                                       (1,372)
                                           ---------          ---------

Earnings as adjusted                          40,409             22,193
Fixed Charges (interest expense)              23,478              9,634
Ratio of earnings to fixed charges              1.72               2.30